Exhibit 99.1

Ur-Energy Releases 2016 Q3 Results; Webcast November 2, 2016

Littleton, Colorado (PR Newswire – October 28, 2016) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (“Ur-Energy” or the “Company”) has filed the Company’s Form 10-Q for the quarter ended September 30, 2016 with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities on SEDAR at www.sedar.com.

Lost Creek Uranium Production and Sales

During the nine months ended September 30, 2016, we captured 434,446 pounds of U3O8 within the Lost Creek plant. 450,045 pounds were packaged in drums and 480,404 pounds of the drummed inventory were shipped to the conversion facility. We sold 462,000 pounds of U3O8 during the nine-month period.

Chairman of the Company, Jeff Klenda reiterates that “the Company’s book of term-priced contracts, which are in place through the end of the decade, continues to protect the Company in the persistently depressed uranium market. With the reliability of the Lost Creek operations, at industry-leading costs of production, our contracts provide the cashflow which makes Ur-Energy unique among uranium companies. These factors together with the vigilance of our management and operating teams provide us necessary flexibility in our business.”

Inventory, production and sales figures for the Lost Creek Project are presented in the following tables.

Production and Production Costs	Unit		2016 Q3	2016 Q2	2016 Q1	2015 Q4	Year to date

Pounds captured		lb	141,774	133,341	159,331	211,717	434,446
Ad valorem and severance tax		$000	$552	$304	$420	$470	$1,276
Wellfield cash cost (1)		$000	$858	$846	$1,013	$1,017	$2,717
Wellfield non-cash cost (1)(2)		$000	$778	$778	$731	$619	$2,287
Ad valorem and severance tax per pound captured	$	/lb	$3.89	$2.28	$2.64	$2.22	$2.94
Cash cost per pound captured	$	/lb	$6.05	$6.34	$6.36	$4.80	$6.25
Non-cash cost per pound captured	$	/lb	$5.49	$5.83	$4.59	$2.92	$5.26

Pounds drummed		lb	145,893	130,308	173,844	189,480	450,045
Plant cash cost (3)		$000	$1,564	$1,505	$1,696	$1,687	$4,765
Plant non-cash cost (2)(3)		$000	$494	$494	$497	$497	$1,485
Cash cost per pound drummed	$	/lb	$10.72	$11.55	$9.76	$8.90	$10.59
Non-cash cost per pound drummed	$	/lb	$3.39	$3.79	$2.86	$2.63	$3.30

Pounds shipped to conversion facility		lb	149,540	148,714	182,150	181,568	480,404
Distribution cash cost (4)		$000	$86	$123	$88	$128	$297
Cash cost per pound shipped	$	/lb	$0.58	$0.83	$0.48	$0.70	$0.62

Notes:

[1]	Wellfield costs include all wellfield operating costs plus amortization of the related mineral property acquisition costs and depreciation of the related asset retirement obligation costs. Wellfield construction and development costs, which include wellfield drilling, header houses, pipelines, power lines, roads, fences and disposal wells, are treated as development expense and are not included in wellfield operating costs.
[2]	Non-cash costs include depreciation of plant equipment, capitalized ARO costs and amortization of the investment in the mineral property acquisition costs. The expenses are calculated on a straight line basis so the expense is constant for each quarter. The cost per pound from these costs will therefore vary based on production levels only.
[3]	Plant costs include all plant operating costs, site overhead costs and depreciation of the related plant construction and asset retirement obligation costs.
[4]	Distribution costs include all shipping costs and costs charged by the conversion facility for weighing, sampling, assaying and storing the U3O8 prior to sale.

Sales and cost of sales	Unit		2016 Q3	2016 Q2	2016 Q1	2015 Q4	2016 YTD

Pounds sold		lb	200,000	187,000	75,000	225,000	462,000
U3O8 sales		$000	$9,471	$6,741	$2,709	$7,756	$18,921
Average contract price	$	/lb	$47.36	$39.35	$39.35	$28.49	$43.77
Average spot price	$	/lb	$-	$27.00	$34.50	$36.18	$30.75
Average price per pound sold	$	/lb	$47.36	$36.05	$36.12	$34.47	$40.95

U3O8 cost of sales (1)		$000	$5,818	$5,094	$1,855	$5,931	$12,767
Ad valorem and severance tax cost per pound sold	$	/lb	$3.09	$2.65	$2.61	$2.80	$2.84
Cash cost per pound sold	$	/lb	$17.50	$16.88	$15.41	$15.42	$16.91
Non-cash cost per pound sold	$	/lb	$8.50	$7.71	$6.71	$8.13	$7.88
Average cost per pound sold	$	/lb	$29.09	$27.24	$24.73	$26.35	$27.63

U3O8 gross profit		$000	$3,653	$1,647	$854	$1,825	$6,154
Gross profit per pound sold	$	/lb	$18.27	$8.81	$11.39	$8.11	$13.32
Gross profit margin		%	38.6%	24.4%	31.5%	23.5%	32.5%

Ending Inventory Balances
Pounds
In-process inventory		lb	57,647	62,028	71,602	88,788
Plant inventory		lb	-	3,654	22,062	30,367
Conversion facility inventory		lb	84,808	135,723	173,178	63,776
Total inventory		lb	142,455	201,405	266,842	182,931

Total cost
In-process inventory		$000	$866	$929	$977	$994
Plant inventory		$000	$-	$115	$569	$742
Conversion facility inventory		$000	$2,539	$3,846	$4,388	$1,609
Total inventory		$000	$3,405	$4,890	$5,934	$3,345

Cost per pound
In-process inventory	$	/lb	$15.02	$14.98	$13.64	$11.20
Plant inventory	$	/lb	$-	$31.47	$25.79	$24.43
Conversion facility inventory	$	/lb	$29.94	$28.32	$25.34	$25.23

Notes:

[1]	Cost of sales include all production costs (notes 1, 2, 3 and 4 in the previous Production and Production Cost table) adjusted for changes in inventory values.

U3O8 sales of $9.5 million for 2016 Q3 were based on selling 200,000 pounds at an average price of $47.36 into regularly-scheduled contract deliveries. We did not make any spot sales during the quarter.

For the quarter, our cost of sales totaled $5.8 million based on selling 200,000 pounds from production at a total cost per pound of $29.09, up from $27.24 in the previous quarter as the higher priced pounds from the first two quarters made up much of what was sold in the current quarter.

At the end of the quarter, the average cash cost per pound in the conversion facility ending inventory was $17.80, an increase from $17.50 at the end of the previous quarter, and is reflective of the increased cost per pound produced for the previous quarters which was again primarily driven by the lower production levels.

The gross profit from the sale of produced uranium for the quarter was $3.7 million, which represents a gross profit margin of approximately 39%. This was higher than the previous quarter due to a contract sale at a higher price which occurred during the quarter.

Total Cost Per Pound Sold Reconciliation [1]	Unit	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2016 YTD

Ad valorem & severance taxes	$000	$552	$304	$420	$470	$1,276
Wellfield costs	$000	$1,636	$1,624	$1,744	$1,636	$5,004
Plant and site costs	$000	$2,059	$1,998	$2,193	$2,184	$6,250
Distribution costs	$000	$86	$123	$88	$128	$297
Inventory change	$000	$1,485	$1,045	$(2,590)	$1,513	$(60)
Total cost of sales	$000	$5,818	$5,094	$1,855	$5,931	$12,767

Total pounds sold	lb	200,000	187,000	75,000	225,000	462,000

Total average cost per pound sold	$/lb	$29.09	$27.24	$24.73	$26.35	$27.63

Notes:

1	The cost per pound sold reflects both cash and non-cash costs, which are combined as cost of sales in the statement of operations included in this filing. The cash and non-cash cost components are identified in the above inventory, production and sales table.

The cost of sales includes ad valorem and severance taxes related to the extraction of uranium, all costs of wellfield, plant and site operations including the related depreciation and amortization of capitalized assets, reclamation and mineral property costs, plus product distribution costs. These costs are also used to value inventory and the resulting inventoried cost per pound is compared to the estimated sales prices based on the contracts or spot sales anticipated for the distribution of the product. Any costs in excess of the calculated market value are charged to cost of sales.

Continuing Guidance for 2016

At the end of the second quarter of 2016, the average spot price per pound of U3O8, as reported by Ux Consulting Company, LLC and TradeTech, LLC, had declined to approximately $26.70. As a result of that low spot price environment, we implemented cost savings measures, including workforce reductions at all three of our locations, and we deliberately reduced our production rates to levels that would satisfy the 2016 contractual sales obligations remaining at that time.

The average reported spot price per pound of U3O8 continued to decline during the third quarter of 2016, to approximately $23.00 at the end of the quarter. For the week of October 24, 2016, the average reported price was $20.00 per pound U3O8, which represents a decline of 42% since January 1, 2016, when the price was approximately $34.20.

In response, we have continued to monitor and prudently manage our costs. We have also minimized development expense activities to the extent possible without risking our ability to meet future contractual commitments and have once again lowered our production rates to levels that are consistent with our remaining 2016 and anticipated 2017 contractual sales obligations.

During the quarter, we dried and drummed about 146,000 thousand pounds U3O8, which was at the lower end of the projected range for the quarter. Because of the deteriorating spot price environment, we have lowered our production forecast again and are now targeting to dry and drum between 40,000 and 45,000 pounds per month in the fourth quarter, which would bring the estimated final production for 2016 within the range of 570,000 to 585,000 pounds.

During the nine months ended September 30, 2016, we sold 462,000 pounds of U3O8 at an average price per pound of $40.95. Our gross margin per pound sold during the nine-month period was $13.32, or approximately 33%. We have one remaining contractual delivery of 100,000 pounds at about $33 per pound and, with it completed, we continue to expect the profit margins for the year 2016 to be between 25% and 30%.

Webcast and Teleconference

A webcast and teleconference will be held on Wednesday, November 2, 2016 at 9:00 a.m. MT / 11:00 a.m. ET to discuss the results and provide an operational update. Those wishing to participate by phone can do so by calling:

US Toll-free Number	1-877-226-2859
Canada Toll-free Number	1-855-669-9657
International Number	1-412-542-4134

Ask to be joined into the Ur-Energy call.

The webcast can be accessed 10 minutes prior to the call. Pre-registration and participation access is available by copying the following URL into your web browser: https://www.webcaster4.com/Webcast/Page/1186/17773

If you are unable to join the call, a link will be available following the webcast on the Company’s website www.ur-energy.com.

About Ur-Energy

Ur-Energy is a junior uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate capacity. The Company has begun to submit applications for permits and licenses to operate Shirley Basin. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” All currency figures in this announcement are in US dollars unless otherwise stated. Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Jeffrey T. Klenda, Chair, Executive Director
866-981-4588
jeff.klenda@ur-energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., reliability of production, and ability to meet production targets and to timely deliver into existing contractual obligations; continued ability to produce at low-costs realized to date) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.